October 28, 2003
Contact:  Geoff Hibner, Chief Financial Officer
          Mark A. Fleming, investor and corporate communications



                    BANTA REPORTS 2003 THIRD QUARTER RESULTS

o Third quarter 2003 sales of $352 million equaled sales reported for the same period last year.

o Special charges recorded in the third quarter, related to the previously announced restructuring, resulted in pretax charges totaling $2.0 million ($1.2 million, or 5 cents per share, after tax).

o Including the charges, Banta reported third quarter diluted earnings per share of 62 cents compared with 76 cents in the same period last year.

o Excluding the charges, Banta's third quarter diluted earnings per share were 67 cents compared with 76 cents in 2002's comparable period.

o As previously announced, contributing to the lower third quarter results was the temporary use of less efficient catalog production, which reduced EPS by 9 cents per share compared with earlier projections of a 10- to 12-cent reduction.


     MENASHA, WI . . . Banta Corporation (NYSE: BN) today reported results for 2003's third quarter and first nine months. Sales for the quarter ended September 27 were $352 million, equal to sales reported in the same period last year. Net earnings for the three-month period, including restructuring charges, were $16.0 million compared with 2002's $19.5 million. Third quarter diluted earnings per share were 62 cents, based on 25.8 million diluted shares outstanding. Diluted earnings per share for the third quarter of 2002 were 76 cents.

     Special charges affecting third quarter pretax results totaled $2.0 million ($1.2 million, or 5 cents per diluted share, after tax). The charges primarily relate to the previously announced restructuring and realignment of Banta's consumer catalog and global supply-chain management operations. There were no special charges incurred during the third quarter of 2002.

     Excluding special charges, third quarter net earnings were $17.2 million compared with the prior year's $19.5 million. Diluted earnings per share before the charges were


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67 cents compared with last year's 76 cents. The corporation believes that providing earnings and diluted earnings per share excluding special charges allows investors to more meaningfully analyze and benchmark ongoing operating performance.

     "Our third quarter results demonstrate the importance of our business diversity, especially the value of our supply-chain management sector, which has gained sales momentum and has made significant operational progress," says President and Chief Executive Officer Stephanie A. Streeter. "Our special-interest magazine and healthcare operations also continued to deliver strong performance. Their solid results, along with supply chain, helped counter the effects of pricing pressures and a continuing sluggish advertising and promotions environment in our commercial print business."

     Banta's Print Sector reported lower sales and operating earnings in the third quarter than during the same period in 2002. Half of the decline in Print Sector earnings was attributable to the consumer catalog division's delayed consolidation and modernization project, which was discussed in the corporation's second quarter earnings announcement. "During the catalog division's transition period we placed our highest priority on customer service and retention, which negatively impacted profitability in the quarter," explains Streeter. "I am pleased that through these efforts during this difficult period we successfully met the delivery requirements of our customers and continued to win new customers.

     "Our supply-chain management business again turned in an excellent performance, with both sales and earnings significantly higher than during the same period last year," notes Streeter. "We are encouraged by the outlook for this business, with the economy showing signs of growth and prospects for increased technology spending improving."

     For the nine months ended September 27, 2003, consolidated sales for the corporation were $1.02 billion, comparable to the same period last year. Net earnings, including special charges, were $34.5 million ($1.34 per diluted share) compared with the prior year's $43.4 million ($1.70 per diluted share). Special charges recorded during the first nine months of 2003 totaled $13.1 million pretax ($8.1 million, or 32 cents per diluted share, after tax). There were no special charges incurred during the first nine months of 2002. Excluding the charges, earnings for the first nine months of 2003 were


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$42.6 million ($1.66 per diluted share) compared with $43.4 million ($1.70 per diluted share) for the same period in 2002. Average diluted shares outstanding for the first nine-month periods were 25.6 million in both 2003 and 2002.

     The following table provides a reconciliation of net earnings and diluted earnings per share reported in accordance with generally accepted accounting principles to earnings and diluted earnings per share excluding special charges, for the three- and nine-month periods ended September 27, 2003, and September 28, 2002:

                                                Three                Nine
                                            Months Ended         Months Ended
                                           ---------------     ---------------
Net Earnings (dollars in millions)          2003     2002       2003     2002
----------------------------------         ------   ------     ------   ------

GAAP net earnings, as reported             $ 16.0   $ 19.5     $ 34.5   $ 43.4

Restructuring charge                          1.2       --        5.3       --

Litigation settlement                          --       --        2.8       --
                                           ------   ------     ------   ------

Earnings excluding special charges         $ 17.2   $ 19.5     $ 42.6   $ 43.4
                                           ======   ======     ======   ======

Diluted Earnings per Share (EPS)
--------------------------------

GAAP diluted EPS, as reported              $ 0.62   $ 0.76     $ 1.34   $ 1.70

Restructuring charge                         0.05       --       0.21       --

Litigation settlement                          --       --       0.11       --
                                           ------   ------     ------   ------

Diluted EPS excluding special charges      $ 0.67   $ 0.76     $ 1.66   $ 1.70
                                           ======   ======     ======   ======

OPERATING HIGHLIGHTS

o Banta's Supply-Chain Management Sector continued its strong momentum, delivering significant gains in sales and operating earnings in the third quarter. Sales were 33 percent above 2002's third quarter sales as Banta gained additional opportunities with both existing and new customers. Operating earnings increased 35 percent over the year-ago level due to a favorable product mix, cost reductions and increased volumes at most locations.

o Print Sector sales of $244 million for the third quarter were 9 percent below the $267 million reported during the same period last year. Impacting revenues and earnings were a continued weakness in direct marketing activity, lower capacity availability in the consumer catalog division, decreased educational product


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     volume and reduced paper sales. Print Sector operating earnings were also below last year's third quarter due to continued competitive pricing, restructuring charges and costs associated with the catalog division's consolidation project.

     o Banta's publications division delivered both improved sales and earnings in the third quarter, despite the continued industry trend toward lower magazine page counts. Total print impressions for the division, a measure of actual print activity, increased 9 percent over the comparable 2002 period due to market share gains.

     o Sales and earnings for the book division were below last year's third quarter, the result of decreased activity in both the educational and trade book markets, and lower paper sales. Banta's literature management services continue to expand, as the demand for print-related outsourcing services grows and the division leverages the significant capacity additions brought on line earlier this year.

     o Sales and earnings in the catalog division were lower in the third quarter than in the same period last year due both to the effects of its major consolidation and modernization project, and to difficult industry pricing. Environmental permitting delays altered the staged and orderly transfer of equipment from the division's closed St. Paul plant to its Minneapolis plant, and postponed the installation of new equipment. This both constrained print capacity and required more costly production solutions. The added costs reduced third quarter diluted earnings per share by approximately 9 cents, an improvement over the 10-cent to 12-cent reduction projected in the corporation's 2003 second quarter earnings release.

     o The direct marketing division reported lower sales and earnings due to a reluctance by direct marketers to launch major promotional and direct mail campaigns. Although competitive pricing remains an issue for the

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          business, an encouraging sign is that print estimating activity increased during September.

o Banta's single-use healthcare products business recorded an 11 percent increase in third quarter revenue, reflecting the division's success in driving revenue growth by gaining new business opportunities with existing customers. Operating earnings decreased modestly, the result of a sales force reorganization.

     "We made significant progress on several important initiatives in the third quarter that position us for future growth," says Streeter. "In our print sector, both our catalog and literature management production platforms have been expanded and modernized. Our supply-chain management business has good momentum going into the fourth quarter and is solidly positioned with a number of major customers who we expect will lead the tech sector recovery.

     "We continue to believe our fourth quarter operating results will be comparable to the same period last year, before special charges," notes Streeter. "The restructuring that was announced in January of this year is proceeding as planned. We will conclude these projects in the fourth quarter and expect total charges to be at the lower end of the previously announced range of $15 million to $18 million. I am encouraged by the prospects for an improved economy in the coming year and our ability to benefit from a more favorable environment. Our balance sheet remains solid with low debt and a strong cash position, giving us important financial flexibility to aggressively pursue opportunities to further build and expand our businesses."

     Banta will host a conference call to discuss its third quarter results on Tuesday, Oct. 28 at 2:45 p.m. CST (3:45 p.m. EST). This call will be simultaneously broadcast in the Investor Information area of Banta's Website at www.banta.com, and a replay of the call will be available.

     Banta Corporation is a technology and market leader in printing and supply-chain management. Banta provides a comprehensive combination of printing and digital imaging solutions to leading publishers and direct marketers, including advanced digital content management and e-business services. Banta's global supply-chain management


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businesses provide a wide range of outsourcing capabilities to the world's largest companies. Services range from materials sourcing, product configuration and customized kitting, to order fulfillment and global distribution.





"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:

This news release includes forward-looking statements. Statements that describe future expectations, including revenue and earnings projections, plans, results or strategies, are considered forward-looking. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those currently anticipated. Factors that could affect actual results include, among others, changes in customers' order patterns or demand for the corporation's products and services, pricing, changes in raw material costs and availability, unanticipated changes in sourcing of raw materials (including paper) by customers, unanticipated changes in operating expenses, unanticipated production difficulties, including with respect to the catalog group modernization, changes in the pattern of outsourcing supply-chain management functions by customers, unanticipated acquisition or loss of significant customer contracts or relationships, unanticipated issues related to the restructurings in the catalog and supply-chain management businesses and expected cost savings related thereto, and any unanticipated delay in the economic recovery. These factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. The forward-looking statements included herein are made as of the date hereof, and Banta undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

An electronic version of this news release, as well as other information about Banta Corporation, is available through the company's World Wide Web home site at www.banta.com

                                        #

                                       Banta Corporation
                            Condensed Consolidated Income Statement
                            ($000's omitted, except per share data)

                                      3 Months Ended September      9 Months Ended September
                                     --------------------------    --------------------------
                                         2003           2002           2003           2002
                                     -----------    -----------    -----------    -----------

Net Sales                            $   351,615    $   352,076    $ 1,024,776    $ 1,018,306
Cost of Sales                            276,134        270,026        804,189        793,744
                                     -----------    -----------    -----------    -----------
    Gross Profit                          75,481         82,050        220,587        224,562

SG&A Expense                              46,765         48,820        147,098        146,127
Restructuring Charge                       2,048           --            8,517           --
Litigation Settlement                       --             --            4,602           --
                                     -----------    -----------    -----------    -----------
    Earnings from Operations              26,668         33,230         60,370         78,435

Other Income (Expense)
  Interest Expense                        (1,835)        (2,063)        (6,461)        (8,116)
  Other, net                                 592            758          1,348            852
                                     -----------    -----------    -----------    -----------
    Earnings before Income Taxes          25,425         31,925         55,257         71,171
Provision for Income Taxes                 9,470         12,386         20,800         27,764
                                     -----------    -----------    -----------    -----------
    Net Income                       $    15,955    $    19,539    $    34,457    $    43,407
                                     ===========    ===========    ===========    ===========

Basic Earnings per Share             $      0.62    $      0.77    $      1.36    $      1.72

Diluted Earnings per Share           $      0.62    $      0.76    $      1.34    $      1.70

Average Shares Outstanding:
Basic                                     25,534         25,333         25,402         25,205
Diluted                                   25,784         25,678         25,620         25,567

Composite Tax Rate                          37.2%          38.8%          37.6%          39.0%


                                      SEGMENT INFORMATION

                                      3 Months Ended September      9 Months Ended September
                                     --------------------------    --------------------------
Net Sales                                2003           2002           2003           2002
------------------------------       -----------    -----------    -----------    -----------

Printing and digital imaging         $   243,630    $   267,157    $   707,231    $   739,712
Supply-chain management                   83,400         62,849        244,946        205,476
Healthcare                                24,585         22,070         72,599         73,118
                                     -----------    -----------    -----------    -----------
                                     $   351,615    $   352,076    $ 1,024,776    $ 1,018,306
                                     ===========    ===========    ===========    ===========

Earnings from Operations
------------------------------

Printing and digital imaging         $    20,157    $    28,860    $    43,067    $    66,783
Supply-chain management                    8,860          6,566         23,294         16,992
Healthcare                                 2,527          2,626          8,915          7,591
                                     -----------    -----------    -----------    -----------
  Segment earnings from operations        31,544         38,052         75,276         91,366
  Unallocated corporate expenses          (4,876)        (4,822)       (14,906)       (12,931)
  Interest expense                        (1,835)        (2,063)        (6,461)        (8,116)
  Other expense                              592            758          1,348            852
                                     -----------    -----------    -----------    -----------
  Earnings before income taxes       $    25,425    $    31,925    $    55,257    $    71,171
                                     ===========    ===========    ===========    ===========

Depreciation/Amortization            $    15,278    $    18,491    $    46,552    $    55,572

Capital Expenditures                 $    19,710    $     6,016    $    51,486    $    21,020

                                                       9 Months Ended September
                                                      -------------------------
ASSETS                                                   2003           2002
                                                      ----------     ----------

Cash and short-term investments                        $170,244       $143,508
Receivables                                             220,235        204,858
Inventories                                              68,603         66,711
Other current assets                                     27,911         23,240
                                                       --------       --------
Total current assets                                    486,993        438,317
                                                       --------       --------

Plant and equipment, net                                283,689        293,952
Other assets                                             70,959         88,361

                                                       --------       --------
Total Assets                                           $841,641       $820,630
                                                       ========       ========


LIABILITIES AND SHAREHOLDERS' INVESTMENT

Accounts Payable                                       $116,967       $ 95,663
Other accrued liabilities                                60,148         68,036
Current maturities of long-term debt                     19,110         19,416
                                                       --------       --------
Total current liabilities                               196,225        183,115
                                                       --------       --------

Long-term debt                                           93,934        113,659
Deferred income taxes                                    16,033         21,412
Other noncurrent liabilities                             46,032         42,447
Shareholders' investment                                489,417        459,997

                                                       --------       --------
Total Liabilities and Shareholders' Investment         $841,641       $820,630
                                                       ========       ========